EXHIBIT 5.1

                 Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                             ATTORNEYS AT LAW

                a registered limited liability partnership
                    including professional corporations

                            1700 PACIFIC AVENUE
                                SUITE 4100
                         DALLAS, TEXAS  75201-4675
                              (214) 969-2800
                            FAX (214) 969-4343


               WRITER'S DIRECT DIAL NUMBER  (214) 969 - 2800


                             December 22, 1997


National Energy Group
4925 Greenville Avenue
Suite 1400
Dallas, Texas 75206

Ladies and Gentlemen:

     We have acted as counsel for National Energy Group, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1993, as amended (the "Securities Act"), of (i) 500,000 shares of Common Stock, $.01 par value per share (the "Shares"), of the Company to be offered upon the terms and subject to the conditions set forth in the Company's Employee Stock Purchase Plan (the "Plan") and (ii) interests in the Plan. At your request, this opinion is being furnished to the Company for filing as Exhibit 5.1 to the Registration Statement referred to below.

     In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the Plan, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. We have also reviewed the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission with respect to the Shares (the "Registration Statement").

     We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

     Based solely on the foregoing and subject to the qualifications and exceptions set forth below, we are of the opinion that when the Registration Statement has become effective and upon issuance of the Shares, against payment in full therefor in accordance with the terms of the Plan, the Shares will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

     The opinion expressed herein assumes that the paid consideration upon issuance of the Shares under the Plan will be in excess of the par value of such Shares.

     The opinion set forth above is limited exclusively to the General Corporation Law of the State of Delaware. This firm is a registered limited liability partnership organized under the laws of the State of Texas.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to the firm in the Registration Statement.

                              Sincerely,

                              /s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                              Akin, Gump, Strauss, Hauer & Feld, L.L.P.